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                                                                    EXHIBIT 99.2

                                [IMS HEALTH LOGO]

                                          IMS HEALTH INCORPORATED
                                          200 NYALA FARMS, WESTPORT, CT 06880


                                          [_______], 2000

TO ALL IMS HEALTH STOCKHOLDERS:

     On [______], 2000, the Board of Directors of IMS Health Incorporated ("IMS HEALTH") declared a dividend of all of the shares of ST Spin, Inc. ("New Strategic Technologies") in order to achieve the spin-off of New Strategic Technologies as a separate, independently traded public company.

     If you are a stockholder of IMS HEALTH as of the close of business on [______], 2000, the record date for the dividend, stock certificates representing your shares in New Strategic Technologies will be mailed to you automatically on or about [ ], 2000. For every 20 shares of IMS HEALTH that you hold as of the close of business on this date, you will receive one share of New Strategic Technologies. The IMS HEALTH certificates you currently hold will continue to represent your investment in IMS HEALTH.

     Shares of New Strategic Technologies will trade "regular way" on the Nasdaq National Market beginning [_______], 2000. The symbol for New Strategic Technologies will be "[XXX]". Shares of IMS HEALTH will continue to trade on the New York Stock Exchange under the symbol "RX".

     Detailed information on New Strategic Technologies and the spin-off plan is contained in the accompanying document, which we suggest that you read for information purposes.

     The Board believes the spin-off will allow each company to focus on single industry markets, tailor unique business strategies, capital structures and investments designed to meet customer needs, while enhancing speed and competitiveness thus creating shareholder value.

                                  Sincerely,


                                  Victoria R. Fash
                                  President and
                                  Chief Executive Officer
                                  IMS Health Incorporated